Exhibit 2.1

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Alan W. Kornberg

Jeffrey D. Saferstein

Philip A. Weintraub

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Proposed Attorneys for the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
	x	Chapter 11
:
In re:	:	Case No. 12- ( )
:
HOUGHTON MIFFLIN HARCOURT	:	(Jointly Administered)
PUBLISHING COMPANY, et al.,	:
:
Debtors.	:
:
x

PREPACKAGED JOINT PLAN OF

REORGANIZATION OF THE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Dated:	New York, New York
May 11, 2012

1

C.	Sources of Cash for Plan Distribution and Transfers of Funds Among Debtors	35
D.	The Initial Board of Directors	35
E.	Securities to Be Issued Pursuant to the Plan	36
F.	Management of Reorganized Debtors	36
G.	Reorganized HMH Holdings Certificate of Incorporation, Reorganized HMH Holdings Bylaws and Other Amended and Restated Governing Documents	36
H.	Registration Rights Agreement	37
I.	Reorganized Debtors’ Management Incentive Plan	37
J.	Informal Creditor Group Professionals Fees	37
K.	Corporate Action	37
L.	Effectuating Documents; Further Transactions	37
M.	Exemption from Certain Taxes and Fees	38
N.	Powers of Officers	38

VIII. EFFECT OF CONFIRMATION OF THE PLAN		38
A.	Continued Corporate Existence	38
B.	Releases of Guarantees and Collateral	39
C.	Dissolution of Creditors’ Committee	39
D.	Vesting of Property	39
E.	Discharge of the Debtors	39
F.	Injunction	40
G.	Preservation of Causes of Action	40
H.	Votes Solicited in Good Faith	41
I.	Mutual Releases	41
J.	Releases by Non-Debtors	42
K.	Exculpation	43
L.	Term of Bankruptcy Injunction or Stays	43
M.	Preservation of Insurance	44
N.	Officers’ and Directors’ Indemnification Rights and Insurance	44

IX. RETENTION OF JURISDICTION		45

X. MISCELLANEOUS PROVISIONS		45
A.	Payment of Statutory Fees	45
B.	Modification of the Plan	46
C.	Governing Law	46
D.	Filing or Execution of Additional Documents	46
E.	Withholding and Reporting Requirements	47
F.	Allocation Between Principal and Accrued Interest	47
G.	Waiver of Bankruptcy Rule 3020(e) and Federal Rule of Civil Procedure 62(a)	47
H.	Exhibits/Schedules	47
I.	Notices	47
J.	Plan Supplement	48
K.	Conflicts	48
L.	Setoff by the United States	48

XI. EXECUTORY CONTRACTS AND UNEXPIRED LEASES		48
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	48
B.	Cure	49
C.	Rejection Damage Claims	49

XII. BENEFIT PLANS		50

XIII. CONFIRMATION AND EFFECTIVENESS OF THE PLAN		50
A.	Conditions Precedent to Confirmation	50
B.	Conditions Precedent to Effectiveness	51
C.	Waiver of Conditions	52
D.	Effect of Failure of Conditions	52
E.	Denial of Confirmation/Vacatur of Confirmation Order	52
F.	Revocation, Withdrawal, or Non-Consummation	52

Houghton Mifflin Harcourt Publishing Company (“HMH”), Houghton Mifflin Harcourt Publishers Inc. (“HMH Publishers, Inc.”), HMH Publishers LLC (“HMH Publishers LLC”), Houghton Mifflin Holding Company, Inc., Houghton Mifflin, LLC, Houghton Mifflin Finance, Inc., Houghton Mifflin Holdings, Inc., HM Publishing Corp., Riverdeep Inc., a Limited Liability Company, Broderbund LLC, RVDP, Inc., HRW Distributors, Inc., Greenwood Publishing Group, Inc., Classroom Connect, Inc., ACHIEVE! Data Solutions, LLC, Steck-Vaughn Publishing LLC, HMH Supplemental Publishers Inc., HMH Holdings (Delaware), Inc., Sentry Realty Corporation, Houghton Mifflin Company International, Inc., The Riverside Publishing Company, Classwell Learning Group Inc., Cognitive Concepts, Inc., Edusoft, and Advanced Learning Centers, Inc., the above-captioned debtors and debtors in possession (collectively, the “Debtors”), hereby propose the following prepackaged joint plan of reorganization under section 1121(a) of the Bankruptcy Code.

Reference is made to the Disclosure Statement accompanying the Plan, including the exhibits thereto, for a discussion of the Debtors’ history, business, properties, results of operations, projections for future operations and risk factors, together with a summary and analysis of the Plan. Certain documents to be entered into in connection with consummation of the Plan are summarized herein. To the extent any inconsistency exists between the summaries contained herein and the documents to be entered into in connection with consummation of the Plan, the terms of such documents shall control. All Creditors and Equity Interest holders entitled to vote on the Plan are encouraged to consult the Disclosure Statement, including the documents attached thereto as exhibits, and to read the Plan carefully before voting to accept or reject the Plan.

I.

DEFINITIONS AND CONSTRUCTION OF TERMS

A.	Definitions.

Unless otherwise defined herein, or the context otherwise requires, the following terms shall have the respective meanings set forth below:

10.5% Indenture Trustee	means The Bank of New York Mellon Trust Company, N.A. and any successor thereto in its capacity as indenture trustee under the 10.5% Notes Indenture.

10.5% Notes	means the 10.5% Senior Secured Notes due 2019 issued pursuant to the 10.5% Notes Indenture.

10.5% Notes Claim	means all Claims in respect of the 10.5% Notes (including interest accrued thereon as of the Petition Date) other than the Indenture Trustee Expenses.

10.5% Notes Indenture	means the Indenture (as amended, supplemented, restated or otherwise modified), dated as of May 26, 2011 among The Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent, Houghton Mifflin Harcourt Publishers Inc., Houghton Mifflin Harcourt Publishing Company and the Guarantors named on the signature pages thereto

Adequate Protection Payments	means the payments to the Senior Creditors as adequate protection for, among other things, the priming of their liens, any diminution in value of the collateral securing their Claims and the imposition of the automatic stay, pursuant to sections 105, 361 and 364 of the Bankruptcy Code, in the aggregate amount of $69.7 million in Cash, which will be (i) allocated 6.2% to holders of the First Lien Revolver Claims, 67.6% to holders of the First Lien Term Loan Claims and 26.2% to holders of the 10.5% Notes Claims and (ii) indefeasibly payable upon entry of the Interim DIP Order.

Administrative Claim	means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a)(1), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Estates, any actual and necessary costs and expenses of operating the Debtors’ businesses, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their businesses, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all valid and existing reclamation claims, all compensation and reimbursement of expenses to the extent awarded by the Court under sections 330, 331 or 503 of the Bankruptcy Code, any fees or charges assessed against the Debtors’ Estates under section 1930 of title 28 of the United States Code, and all reasonable fees and expenses incurred by the Informal Creditor Group Professionals, pursuant to the terms of their respective prepetition engagement letters, each of the foregoing only to the extent not paid as adequate protection.

Allowed	means, with reference to any Claim or Equity Interest, (a) any Claim against or Equity Interest in any of the Debtors that has been listed by the Debtors in the Schedules, as such Schedules (if filed) may have been amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, and with respect to which no contrary proof of claim or interest has been filed, (b) any Claim or Equity Interest specifically allowed under the Plan or the Confirmation Order, (c) any Claim or Equity Interest that is not Disputed, (d) any Claim or Equity Interest, the amount or existence of which, if Disputed, has been determined or allowed by a Final Order, or (e) any Claim or Equity Interest as to which no objection to the allowance thereof has been filed; provided, however, that the term Allowed, with reference to any Claim, shall not include interest on such Claim from and after the Petition Date unless otherwise expressly provided for in this Plan.

Amended and Restated Governing Documents	means with respect to each of the Reorganized Debtors, such entity’s amended and restated certificate of incorporation and bylaws, or operating agreement, as the case may be, which will be in form and substance acceptable to the Requisite Participating Lenders and be in effect on the Effective Date, and shall be in substantially the form contained in the Plan Supplement.

Ballots	means the documents for accepting or rejecting the Plan, which were distributed with the Disclosure Statement to parties entitled to vote on the Plan.

Bankruptcy Code	means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as in effect on the Petition Date or as otherwise applicable to these Chapter 11 Cases.

Bankruptcy Rules	means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and local rules of the Court, as the context may require, as in effect on the Petition Date or as otherwise applicable to these Chapter 11 Cases.

Bondholder	means a holder of 10.5% Notes.

Business Day	means any day not designated as a legal holiday by Bankruptcy Rule 9006(a) and any day on which commercial banks are open for business, and not authorized, by law or executive order, to close, in the City of New York, New York.

Cash	means cash and cash equivalents denominated in legal tender of the United States of America.

Causes of Action	means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, now owned or hereafter acquired by the Debtors, whether arising under the Bankruptcy Code or other federal, state or foreign law, equity or otherwise, including, without limitation, any causes of action arising under sections 510, 544, 547, 548, 549, 550, 551 or any other section of the Bankruptcy Code, and the Cash and non-Cash proceeds of any of the foregoing.

Chapter 11 Cases	means the chapter 11 cases commenced by the Debtors.

Claim	means any claim, as such term is defined in section 101(5) of the Bankruptcy Code.

Class	means each category or group of Claims or Equity Interests as classified or designated in Article II of the Plan.

Co-Borrower Percentages	has the meaning set forth in Article VII.B of the Plan.

Collateral	means any property or interest in property of the Debtors’ estates subject to a Lien to secure the payment or performance of a Claim, which Lien has not been avoided or is not subject to avoidance under the Bankruptcy Code or is otherwise invalid under the Bankruptcy Code or applicable state law.

Confirmation	means “confirmation” as used in section 1129 of the Bankruptcy Code.

Confirmation Date	means the date on which the Confirmation Order is entered on the Court’s docket.

Confirmation Hearing	means the hearing to consider Confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, as it may be adjourned or continued from time to time.

Confirmation Order	means the order entered by the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be in form and substance acceptable to the Requisite Participating Lenders and the Debtors.

Court	means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases, or any other court having jurisdiction over the Chapter 11 Cases.

Creditor	means “creditor” as defined in section 101(10) of the Bankruptcy Code.

Creditors’ Committee	means the official committee of unsecured creditors (if any) appointed in the Debtors’ Chapter 11 Cases by the United States Trustee for Region 2, pursuant to section 1102(a) of the Bankruptcy Code, as constituted from time to time.

Debtors	has the meaning set forth in the introductory paragraph of the Plan.

Debtors in Possession	means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

DIP Credit Facility	means that certain Debtor-In-Possession Credit Agreement (as amended, restated, supplemented or otherwise modified), by and among the Debtors, the DIP Credit Facility Agent and the lenders party thereto, which shall be entered into on or about the Petition Date and shall be in form and substance acceptable to the Requisite Participating Lenders and the Debtors.

DIP Credit Facility Agent	means the administrative agent under the DIP Credit Facility.

DIP Financing Claims	means all Claims arising under or relating to the DIP Credit Facility and all agreements and instruments relating thereto.

DIP Lenders	means the lenders that are parties to the DIP Credit Facility.

DIP Motion	means the Debtors’ Motion for an Order Pursuant to Sections 361, 363, and 364 of the Bankruptcy Code (1) Authorizing the Debtors to Obtain Postpetition Financing, (2) Authorizing Use of Cash Collateral, (3) Granting Liens and Super-Priority Administrative Expense Status, (4) Providing Adequate Protection and (5) Scheduling and Approving the Form and Method of Notice of Final Hearing, which shall be in form and substance acceptable to the Requisite Participating Lenders and the Debtors.

DIP Order	means the Final Order entered by the Court, granting final approval of the DIP Motion, as amended or otherwise modified and in form and substance acceptable to the Requisite Participating Lenders and the Debtors.

Disclosure Statement	means the written offering memorandum and disclosure statement and all schedules and exhibits attached thereto that relates to the Plan, as such disclosure statement may be amended, modified or supplemented from time to time and shall be in form and substance acceptable to the Requisite Participating Lenders and the Debtors.

Disputed	means, with respect to Claims or Equity Interests, any such Claim or Equity Interests (a) that is listed on the Schedules (if any) as unliquidated, disputed or contingent; (b) as to which any Debtor or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or which is otherwise disputed in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order; or (c) is not listed in the Debtors’ books or records as due and owing or outstanding.

Distribution Record Date	means the Effective Date.

Distributions	means the Cash, New Common Stock, New Warrants, if any, or other distributions to be made pursuant to, and in accordance with, this Plan.

Effective Date	means the first Business Day on which all of the conditions specified in Article XIII.B. of the Plan have been satisfied or waived in accordance with Article XIII.C of the Plan; provided, however, that if a stay of the Confirmation Order is in effect on such date, the Effective Date will be the first Business Day after such stay is no longer in effect.

Equity Interest	means, excluding New Common Stock, any equity security within the meaning of section 101(16) of the Bankruptcy Code or any other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any right to acquire any such equity security or instrument, including any option, warrant or other right, contractual or otherwise, to acquire, sell or subscribe for any such security or instrument.

ERISA	has the meaning set forth in Article VIII.K.2. of the Plan.

Estates	means the estates of the Debtors, individually or collectively, as is appropriate in the context, created in the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

Existing Equity	means, collectively, the Existing Common Stock and the Other Holdings Equity Interests.

Existing Equity Holders	means the holders of the Existing Equity.

Existing Common Stock	means the common stock of HMH Holdings immediately preceding the Effective Date, par value $0.01 per share (which will be cancelled in Step 3 of the Restructuring).

Existing Common Stockholders	means the holders of Existing Common Stock.

Exit Facility	means that certain Superpriority Senior Secured Debtor-in-Possession and Exit Revolving Credit Agreement and Superpriority Senior Secured Debtor-in-Possession and Exit Term Loan Credit Agreement each dated May [21], 2012, entered into, by and among the Reorganized Debtors, Citibank N.A. as administrative agent and the lenders party thereto, and all ancillary agreements, as may be amended or modified, from time to time in accordance with their terms.

Federal Judgment Rate	means the rate of interest provided for in 28 U.S.C. § 1961, as in effect on the Petition Date.

Fee Claims	means an Administrative Claim under section 330(a), 331 or 503 of the Bankruptcy Code for compensation of a Professional or other Person for services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date (including, to the extent applicable, the reasonable non-legal expenses of the individual members of the Creditors’ Committee incurred in the discharge of their duties as members of the Creditors’ Committee, but not the fees and expenses of the Informal Creditor Group Professionals).

Final Order	means an order or judgment of the Court, or other court of competent jurisdiction, as entered on the docket of such court, the operation or effect of which has not been stayed, reversed, vacated or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal, petition for certiorari, or seek review or rehearing has expired and as to which no appeal, petition for certiorari, or petition for review or rehearing was filed or, if filed, remains pending; provided, however, that the possibility that a motion may be filed pursuant to Rule 9024 of the Bankruptcy Rules or Rule 60(b) of the Federal Rules of Civil Procedure shall not mean that an order is not a Final Order.

First Lien Administrative Agent	means Citibank, N.A., as successor in interest to Wilmington Trust FSB, as administrative agent under the First Lien Credit Agreement.

First Lien Agent Expenses	means any reasonable fees and documented out-of- pocket costs and expenses incurred prior to or after the Petition Date by the First Lien Agents under the First Lien Credit Agreement, the reasonableness of which shall, if disputed by the Debtors, be determined by the Court. Such costs shall include, without limitation, the reasonable, documented out-of-pocket costs and expenses of, and reasonable documented unpaid legal fees actually incurred by, counsel to the First Lien Agents in connection with the Chapter 11 Cases and Distributions to the holders of First Lien Bank Claims.

First Lien Agents	means the First Lien Administrative Agent and the First Lien Collateral Agent.

First Lien Bank Claims	means, collectively, the First Lien Term Loan Claims and the First Lien Revolver Claims.

First Lien Bank Lenders	means the lenders party to the First Lien Credit Agreement.

First Lien Collateral Agent	means Citibank, N.A., in its capacity as collateral agent under the First Lien Credit Agreement.

First Lien Credit Agreement	means that certain First Lien Credit Agreement dated as of December 12, 2007 among the First Lien Administrative Agent, the First Lien Collateral Agent, certain of the Debtors, and the lenders from time to time party thereto (as amended, modified, or otherwise supplemented from time to time) consisting of a term loan in the aggregate principal amount of $2.571 billion (the “First Lien Term Loan”) and a revolving loan in the aggregate principal amount of $235.8 million (the “First Lien Revolving Loan”).

First Lien Revolver Claims	means all Claims in respect of the First Lien Revolving Loan (including interest accrued thereon as of the Petition Date) other than the First Lien Agent Expenses.

First Lien Revolving Loan	has the meaning set forth in the definition of the First Lien Credit Agreement.

First Lien Term Loan	has the meaning set forth in the definition of First Lien Credit Agreement.

First Lien Term Loan Claims	means all Claims in respect of the First Lien Term Loan other than the First Lien Agent Expenses.

Foreign Affiliates	means HMH Education Company (Ireland), HMH IP Company (Ireland), HMH Publishing Company (Ireland), Riverdeep UK Limited, HMH Consumer Company (Ireland), Houghton Mifflin Harcourt (Asia) Pte. Ltd (Singapore), Houghton Mifflin PLC (UK) and HMH Publishing Company (IOM) Unlimited.

General Unsecured Claim	means a Claim against any of the Debtors that is not an Administrative Claim, Priority Tax Claim, Fee Claim, DIP Financing Claim, Other Priority Claim, Other Secured Claim, Senior Creditor Claim, Letter of Credit Facility Claim or Intercompany Claim.

Government	has the meaning set forth in Article VIII.K.2 of the Plan.

HMH Holdings	means HMH Holdings (Delaware), Inc., a Delaware corporation and its successors, assigns and/or designees, as applicable.

Impaired	has the meaning as used in section 1124 of the Bankruptcy Code.

Indenture Trustee Charging Lien	means a lien that secures repayment of the Indenture Trustee Expenses, to the extent provided for in the 10.5% Notes Indenture.

Indenture Trustee Expenses	means any reasonable fees and documented out-of- pocket costs and expenses, incurred prior to or after the Petition Date by the 10.5% Indenture Trustee under the 10.5% Notes Indenture, the reasonableness of which shall, if disputed by the Debtors, be determined by the Court. Such amounts shall include, without limitation, the reasonable, documented, out-of-pocket costs and expenses of, and reasonable, documented unpaid legal fees actually incurred by, counsel to the 10.5% Indenture Trustee in connection with the Chapter 11 Cases and the Distributions to the Bondholders.

Informal Creditor Group	means the informal group of unaffiliated investors that are party to the Restructuring Support Agreement.

Informal Creditor Group Professionals	means the advisors to the Informal Creditor Group, including, without limitation, Akin Gump Strauss Hauer & Feld LLP, Houlihan Lokey Capital, Inc., Heidrick & Struggles and Lyons, Beneson & Company, Inc.

Initial Distribution Date	means the Effective Date or as soon thereafter as is practicable upon which Distributions shall commence.

Insured Claim	means any Claim arising from an incident or occurrence alleged to have occurred prior to the Effective Date that is covered under an insurance policy applicable to the Debtors or their businesses.

Intercompany Claims	means any Claim held by one Debtor (or a non- debtor that is a direct or indirect subsidiary, a direct or indirect parent, or an affiliate of a Debtor) against any other Debtor(s), including, without limitation, (a) any account reflecting intercompany book entries by such Debtor (or non-debtor that is a direct or indirect subsidiary, a direct or indirect parent, or an affiliate of such Debtor) with respect to any other Debtor(s), (b) any Claim not reflected in book entries that is held by such Debtor (or non- debtor that is a direct or indirect subsidiary, a direct or indirect parent, or an affiliate of such Debtor), and (c) any derivative Claim asserted or assertable by or on behalf of such Debtor (or non- debtor that is a direct or indirect subsidiary, a direct or indirect parent, or an affiliate of such Debtor) against any other Debtor(s).

Interim DIP Order	means the interim order in form and substance acceptable to the Requisite Participating Lenders and the Debtors, entered by the Court, granting interim approval of the DIP Motion and authorizing and directing the payment of the Adequate Protection Payments.

IPO	means an initial public offering of New Common Stock.

Letter of Credit Facility	means that certain $50 million standby letter of credit facility dated as of October 26, 2010, with Wells Fargo Bank, National Association, as issuer (as amended from time to time).

Letter of Credit Facility Claims	means all Claims arising under the Letter of Credit Facility.

Lien	has the meaning set forth in section 101(37) of the Bankruptcy Code.

Management Incentive Plan	means the incentive plan substantially in the form contained in the Plan Supplement, to be applicable to, among others, senior management of Reorganized HMH Holdings and the Reorganized Debtors that provides for the issuance of, among other things, the Management Options.

Management Options	means the options, the terms of which are set forth in the Management Incentive Plan, issued pursuant to the Management Incentive Plan.

New Common Stock	means, following the Effective Date, the common stock of Reorganized HMH Holdings, par value $0.01 per share, to be originally issued by HMH Holdings (which will initially be issued to HMH and HMH Publishers Inc. as described in more detail in Step 1 of the Restructuring and will be exchanged for Senior Creditor Claims, as described in Step 2 of the Restructuring).

New Warrant Agreement	means the warrant agreement pursuant to which the New Warrants will be issued, which shall be included the Plan Supplement and be in form and substance acceptable to the Requisite Participating Lenders and the Debtors.

New Warrants	means seven (7) year warrants to purchase, in the aggregate, 5% of the New Common Stock subject to dilution by equity distributed in connection with the Management Incentive Plan, with a strike price based on a $3.1 billion enterprise value for the Reorganized Debtors, which, if Class 8 votes to accept the Plan, shall be issued to the Existing Common Stockholders pursuant to the New Warrant Agreement.

Other Holdings Equity Interest Holders	means the holders of Other Holdings Equity Interests.

Other Holdings Equity Interests	means all Equity Interests in HMH Holdings other than Existing Common Stock and New Common Stock.

Other Priority Claim	means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code (other than Administrative Claims and Priority Tax Claims).

Other Secured Claim	means any Secured Claim, other than the DIP Financing Claims, the Senior Creditor Claims and the Letter of Credit Facility Claims or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, the amount of such Claim that is subject to such setoff.

Paulson	has the meaning set forth in Article VII.D. of the Plan.

PBGC	has the meaning set forth in Article VIII.K.2 of the Plan.

Person	means any individual, corporation, partnership, limited liability company, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, or any other entity.

Petition Date	means the date on which the Debtors filed their voluntary petitions for relief commencing the Chapter 11 Cases.

Plan	means this Plan, as it may be amended or modified from time to time, together with all addenda, exhibits, schedules, supplements or other attachments, if any, which shall, in each case, be in form and substance acceptable to the Requisite Participating Lenders and the Debtors.

Plan Supplement	means the supplement to the Plan containing the Plan Supplement Documents, which shall be filed with the Court no later than ten days before the Confirmation Hearing.

Plan Supplement Documents	means the documents to be included in the Plan Supplement, including those identified in Article X.J. of the Plan, each of which shall be in form and substance acceptable to the Requisite Participating Lenders and the Debtors.

Post-Petition Interest	means with respect to:

(a) Priority Tax Claims, interest accruing from the Petition Date through the Effective Date (i) with respect to federal taxes, at a fixed annual rate equal to the federal statutory rate as provided in 26 U.S.C. § 6621, and (ii) with respect to state and local taxes, at the Prime Rate of interest as in effect for the period to which the Priority Tax Claim pertains or (iii) in either case, as otherwise agreed to by the holder of such Priority Tax Claim and the Debtors with the consent of the Requisite Participating Lenders;

(b) Other Secured Claims and Other Priority Claims, interest accruing on such claims from the Petition Date through the Effective Date at the rate set forth in the contract or other applicable document giving rise to such claims (to the extent lawful) or, if the applicable instrument does not specify a rate of interest, at the Federal Judgment Rate; and

(c) General Unsecured Claims, interest, accruing from the Petition Date through the Effective Date at the Federal Judgment Rate or such other rate ordered by the Court.

For the avoidance of doubt, except as required under applicable non-bankruptcy law, Post- Petition Interest will not be paid on the following Claims: Senior Creditor Claims, Intercompany Claims and General Unsecured Claims paid in the ordinary course of business.

Prime Rate	means the rate of interest published from time to time in The Wall Street Journal, Eastern Edition, and designated as the prime rate.

Priority Tax Claim	means any Claim that is entitled to a priority in right of payment under section 502(i) or 507(a)(8) of the Bankruptcy Code.

pro rata	means, with respect to any Claim, at any time, the proportion that the amount of a Claim in a particular Class bears to the aggregate amount of all Claims (including Disputed Claims) in such Class, unless the Plan provides otherwise with respect to such Claim or Claims.

Professional	means (i) any professional employed in the Chapter 11 Cases pursuant to section 327, 328, 363 or 1103 of the Bankruptcy Code or otherwise and (ii) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code provided that the Informal Creditor Group Professionals shall not be Professionals as used in the Plan.

Qualified Institutional Buyer	has the meaning ascribed to it in Rule 144A promulgated under the Securities Act.

Registration Rights Agreement	means a registration rights agreement by Reorganized HMH Holdings in favor of holders of New Common Stock, which shall be in form and substance acceptable to the Requisite Participating Lenders and contained in the Plan Supplement.

Released Parties	has the meaning set forth in Article VIII.I. of the Plan.

Reorganized Debtors	means the Debtors, or any successors thereto by merger, consolidation, or otherwise, on and after the Effective Date.

Reorganized HMH Holdings	means HMH Holdings, as reorganized, on and after the Effective Date.

Reorganized HMH Holdings Board of Directors	has the meaning set forth in Article VII.D. of the Plan.

Reorganized HMH Holdings Certificate of Incorporation	means Reorganized HMH Holdings’ certificate of incorporation, which will be in effect on the Effective Date, and shall be in form and substance acceptable to the Requisite Participating Lenders and contained in the Plan Supplement.

Reorganized HMH Holdings Bylaws	means Reorganized HMH Holdings’ bylaws, which will be in effect on the Effective Date, and shall be in form and substance acceptable to the Requisite Participating Lenders and contained in the Plan Supplement.

Restructuring	has the meaning set forth in Article VII.B of the Plan.

Restructuring Support Agreement	means that certain restructuring support agreement among the Debtors and the members of the Informal Creditor Group dated as of May 10, 2012 as attached to the Disclosure Statement.

Requisite Participating Lenders	means holders of at least 75% of the Senior Creditor Claims held by the members of the Informal Creditor Group.

Scheduled	means, with respect to any Claim or Equity Interest, the status and amount, if any, of such Claim or Equity Interest as set forth in the Schedules (if any).

Schedules	means the schedules, if any, of assets and liabilities, statements of financial affairs, and lists of holders of Claims and Equity Interests filed with the Court by the Debtors, including any amendments, modifications or supplements thereto.

SEC	means the United States Securities and Exchange Commission.

Secured Claim	means a Claim that is secured by a Lien on Collateral, to the extent of the value (as of the Effective Date or such other date as may be established by the Court) of such Collateral determined by a Final Order of the Court pursuant to section 506 of the Bankruptcy Code or as otherwise Allowed herein.

Securities Act	means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Senior Creditors	means all First Lien Bank Lenders and all Bondholders, collectively.

Senior Creditor Claims	means all First Lien Bank Claims and 10.5% Note Claims, collectively.

Substantive Consolidation Order	means the Confirmation Order or such other order of the Court providing for the substantive consolidation of the Debtors.

Substantively Consolidated Debtors	means the Debtors, as substantively consolidated pursuant to the Substantive Consolidation Order.

Voting Agent	means Kurtzman Carson Consultants, LLC.

Voting Deadline	means May 18, 2012 at 5:00 P.M. prevailing Eastern Time for First Lien Bank Lenders and June 11, 2012 at 5:00 P.M. prevailing Eastern Time for Bondholders and Existing Common Stockholders.

Voting Record Date	means May 10, 2012.

B.	Interpretation, Application of Definitions and Rules of Construction.

Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, such meanings to be applicable to both the singular and plural forms of the terms defined. Capitalized terms in the Plan that are not defined herein shall have the same meanings assigned to such terms by the Bankruptcy Code or Bankruptcy Rules, as the case may be. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular section or subsection in the Plan unless expressly provided otherwise. The words “includes” and “including” are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included. Captions and headings to articles, sections and exhibits are inserted for convenience of reference only, are not a part of this Plan, and shall not be used to interpret this Plan. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

II.

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

A.	Introduction.

All Claims and Equity Interests, except Administrative Claims, Priority Tax Claims, and DIP Financing Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims and DIP Financing Claims, as described below, have not been classified.

A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes. A Claim or Equity Interest is also placed in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class and such Claim or Equity Interest has not been paid, released, or otherwise satisfied prior to the Effective Date.

1.	Unclassified Claims (not entitled to vote on the Plan).

(a)	Administrative Claims.

(b)	Priority Tax Claims.

(c)	DIP Financing Claims.

2.	Unimpaired Classes of Claims and Equity Interests (deemed to have accepted the Plan and, therefore, not entitled to vote on the Plan).

(a)	Class 1: Other Priority Claims.

Class 1 consists of all Other Priority Claims.

(b)	Class 2: Other Secured Claims.

Class 2 consists of all Other Secured Claims.

(c)	Class 4: Letter of Credit Facility Claims.

Class 4 consists of all Letter of Credit Facility Claims.

(d)	Class 5: General Unsecured Claims.

Class 5 consists of all General Unsecured Claims.

(e)	Class 6: Intercompany Claims.

Class 6 consists of all Intercompany Claims.

(f)	Class 7: Equity Interests in Debtors other than HMH Holdings.

Class 7 consists of all Equity Interests in Debtors other than HMH Holdings.

3.	Impaired Classes (entitled to vote on the Plan).

(a)	Class 3: Senior Creditor Claims.

Class 3 consists of all Senior Creditor Claims.

(b)	Class 8: Existing Common Stock.

Class 8 consists of all Existing Common Stock.

4.	Impaired Classes (deemed to have rejected the Plan and, therefore, not entitled to vote on the Plan).

(a)	Class 9: Other Holdings Equity Interests.

Class 9 consists of all Other Holdings Equity Interests.

III.

TREATMENT OF ADMINISTRATIVE CLAIMS,

PRIORITY TAX CLAIMS AND DIP FINANCING CLAIMS

A.	Administrative Claims.

Subject to the provisions of sections 330(a) and 331 of the Bankruptcy Code, as applicable, each holder of an Allowed Administrative Claim shall receive in full and final satisfaction of such Claim, (a) Cash in the full amount of such Allowed Claim, without interest, or (b) such amount at such other date and upon such other terms as may be agreed upon in writing by such holder and the Debtors, with the consent of the Requisite Participating Lenders or otherwise approved by Final Order of the Court on or as soon as practicable after the later of (i) the Effective Date, (ii) the date on which such Administrative Claim becomes Allowed, (iii) the date on which such Allowed Administrative Claim is due to be paid in the ordinary course of business with the Debtors, and (iv) the date on which the holder of such Allowed Administrative Claim and the Debtors, with the consent of the Requisite Participating Lenders, otherwise agree in writing. Notwithstanding anything herein to the contrary, except with respect to Fee Claims and except with respect to subsection (iv) hereof, the Debtors or Reorganized Debtors, as applicable, shall object to any Administrative Claims before the later of (x) sixty (60) days after the Effective Date and (y) sixty (60) days after the filing of the request for payment of an Administrative Claim.

B.	Fee Claims.

All requests for compensation or reimbursement of Fee Claims pursuant to sections 327, 328, 330, 331, 503 or 1103 of the Bankruptcy Code for services rendered prior to the Effective Date shall be filed and served on the Reorganized Debtors and their counsel, the United States Trustee, counsel to the Creditors’ Committee (if any), counsel to the Informal Creditor Group and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or any other order(s) of the Court, no later than forty-five (45) days after the Effective Date. Holders of Fee Claims that are required to file and serve applications for final allowance of their Fee Claims and that do not file and serve such applications by the required deadline shall be forever barred from asserting such Fee Claims against the Debtors, the Reorganized Debtors or their respective properties, and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claims must be filed and served on the Reorganized Debtors and their counsel and the requesting party no later than seventy-five (75) days (or such longer period as may be allowed by order of the Court) after the Effective Date.

C.	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtors, with the consent of the Requisite Participating Lenders, agree to a different treatment, each holder of an Allowed Priority Tax Claim shall receive Cash in an amount equal to such Allowed Priority Tax Claim plus Post-Petition Interest on the later of the Initial Distribution Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business without Post-Petition Interest.

D.	DIP Financing Claims.

On the Effective Date, except to the extent that the holders of the DIP Financing Claims and the Debtors, with the consent of the Requisite Participating Lenders, agree to a different treatment, in full and final satisfaction of such Claims, the DIP Financing Claims shall be satisfied as provided under the Exit Facility.

IV.

TREATMENT OF CLAIMS AND

EQUITY INTERESTS

A.	Class 1 — Other Priority Claims.

1.	Distributions.

Except to the extent that a holder of an Allowed Other Priority Claim and the Debtors, with the consent of the Requisite Participating Lenders, agree to a different treatment, each holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Claim, payment in full in Cash in an amount equal to such Allowed Other Priority Claim plus Post-Petition Interest on or as soon as practicable after the later of the Initial Distribution Date and the date when such Other Priority Claim becomes an Allowed Other Priority Claim. All Allowed Other Priority Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business without Post-Petition Interest.

2.	Impairment and Voting.

Class 1 is unimpaired under the Plan. Holders of Allowed Other Priority Claims in Class 1 are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

B.	Class 2 — Other Secured Claims.

1.	Distributions.

Except to the extent that a holder of an Allowed Other Secured Claim and the Debtors, with the consent of the Requisite Participating Lenders, agree to a different treatment, in full and final satisfaction of such Claim, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or to receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim plus Post-Petition Interest in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Initial Distribution Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim plus Post-Petition Interest in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Initial Distribution Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, in each case as determined by the Debtors, with the consent of the Requisite Participating Lenders.

2.	Impairment and Voting.

Class 2 is unimpaired under the Plan. The holders of Allowed Other Secured Claims in Class 2 are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

C.	Class 3 — Senior Creditor Claims.

1.	Allowance of Senior Creditor Claims and Distribution.

Senior Creditor Claims shall be deemed Allowed in the following amounts: (a) the First Lien Term Loan Claims shall be deemed Allowed in the amount of $2.571 billion plus accrued interest as of the Petition Date; (b) the First Lien Revolver Claims shall be deemed Allowed in the amount of $235.8 million plus accrued and unpaid interest as of the Petition Date; and (c) the 10.5% Notes Claims shall be allowed in the amount of $300 million plus accrued interest as of the Petition Date. On the Initial Distribution Date, subject to the occurrence of the Restructuring (as provided in Article VII.B), each holder of an Allowed Senior Creditor Claim shall receive, in full and final satisfaction of such Claim, its pro rata share of (i) 100% of the New Common Stock, subject to dilution for the New Common Stock to be issued pursuant to the Management Incentive Plan and, if applicable, New Common Stock to be issued upon exercise of the New Warrants and (ii) $30.3 million in Cash.

2.	Impairment and Voting.

Class 3 is Impaired under the Plan. Each holder of an Allowed Senior Creditor Claim in Class 3 is entitled to vote to accept or reject the Plan.

D.	Class 4 — Letter of Credit Facility Claims.

1.	Distributions.

Except to the extent that a holder of an Allowed Letter of Credit Facility Claim and the Debtors, with the consent of the Requisite Participating Lenders, agree to a different treatment, the outstanding letters of credit issued under the Letter of Credit Facility shall either continue unaffected upon consummation of the Plan or be replaced from the proceeds of the Exit Facility and the Letter of Credit Facility shall be deemed terminated.

2.	Impairment and Voting.

Class 4 is unimpaired under the Plan. Each holder of an Allowed Letter of Credit Facility Claim in Class 4 is presumed to accept the Plan and is not entitled to vote to accept or reject the Plan.

E.	Class 5 — General Unsecured Claims.

1.	Distributions.

Each holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction of such Claims, Cash in amount equal to such holder’s Allowed General Unsecured Claim plus accrued and unpaid Post-Petition Interest; provided, however, that the Debtors may, with the consent of the Requisite Participating Lenders, seek authority from the Court to pay certain General Unsecured Claims in advance of the Effective Date pursuant to certain “first day motions” the Debtors intend to file in the Chapter 11 Cases, as described in the Disclosure Statement; provided, further, that any General Unsecured Claim that becomes due and owing after the Effective Date shall be paid in the ordinary course of business when such claim is due and owing, without Post-Petition Interest.

2.	Impairment and Voting.

Class 5 is unimpaired under the Plan. Each holder of an Allowed General Unsecured Claim in Class 5 is presumed to accept the Plan and is not entitled to vote to accept or reject the Plan.

F.	Class 6 — Intercompany Claims.

1.	Distributions.

On or as soon as practicable after the Effective Date, all Allowed Intercompany Claims shall be adjusted, continued, or discharged to the extent determined appropriate by the Debtors, with the consent of the, Requisite Participating Lenders.

2.	Impairment and Voting.

Class 6 is unimpaired under the Plan. Holders of Intercompany Claims in Class 6 are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

G.	Class 7 — Equity Interests in Debtors other than HMH Holdings.

1.	Distributions.

The holders of Equity Interests in Debtors other than HMH Holdings shall retain such Equity Interests.

2.	Impairment and Voting.

Class 7 is unimpaired under the Plan. The holders of Equity Interests in Debtors other than HMH Holdings in Class 7 are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan.

H.	Class 8 — Existing Common Stock.

1.	Distribution.

If the Class 8 Existing Common Stock votes to accept the Plan, each holder of Existing Common Stock shall receive its pro rata share of the New Warrants. If the Class 8 Existing Common Stock votes to reject the Plan, the holders of the Existing Common Stock shall neither receive distributions nor retain any property under the Plan on account of such Existing Common Stock.

2.	Impairment and Voting.

Class 8 is Impaired under the Plan. Each Existing Common Stockholder is entitled to vote to accept or reject the Plan.

I.	Class 9 — Other Holdings Equity Interests.

1.	Distribution.

Each Other Holdings Equity Interest Holder shall neither receive distributions nor retain any property under the Plan on account of such Other Holdings Equity Interest. The Other Holdings Equity Interests will be cancelled on the Effective Date.

2.	Impairment and Voting.

Class 9 is Impaired under the Plan. Each Other Holdings Equity Interest Holder is presumed to reject the Plan and is not entitled to vote to accept or reject the Plan.

V.

PROVISIONS REGARDING VOTING, DISTRIBUTIONS, AND TREATMENT

OF DISPUTED, CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE

EXPENSE CLAIMS, CLAIMS AND EQUITY INTERESTS

A.	Voting on the Plan.

Each holder of an Allowed Claim in Class 3 and each Existing Common Stockholder in Class 8 is Impaired and is entitled to vote to accept or reject the Plan. Classes 1, 2, 4, 5, 6 and 7 are unimpaired and are not to entitled to vote to accept or reject the Plan as they are presumed to accept the Plan. Class 9 is Impaired, will not receive or retain any property under the Plan, and is not entitled to vote to accept or reject the Plan as it is deemed to reject the Plan.

B.	Distributions.

1.	Allowed Claims.

(a) Delivery of Distributions.

Distributions under the Plan shall be made by the Reorganized Debtors or their designee to the holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Other Secured Claims, and Allowed General Unsecured Claims at the addresses set forth in the Debtors’ books and records, unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001 on or prior to the Voting Record Date (or at the last known addresses of such holders if the Debtors or the Reorganized Debtors have been notified in writing of a change of address). Distributions on account of the Allowed Senior Creditor Claims shall be made initially to the First Lien Administrative Agent and the 10.5% Indenture Trustee, or to such other entity(ies) as may be determined by the First Lien Administrative Agent and/or the 10.5% Indenture Trustee, for distribution to holders of Allowed Senior Creditor Claims. Distributions on account of the Existing Common Stock, if any, shall be made to the Debtors’ transfer agent, for distribution to Existing Common Stockholders.

(b) Distribution of Cash.

Any payment of Cash by the Reorganized Debtors pursuant to the Plan shall be made at the option and in the sole discretion of the Reorganized Debtors by (i) a check drawn on, or (ii) wire transfer from, a domestic bank selected by the Reorganized Debtors.

(c) Fractional Cents.

Any other provision of the Plan to the contrary notwithstanding, no payment of fractions of cents will be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.

(d) Fractional Securities.

Any other provision of the Plan to the contrary notwithstanding, no distributions of fractional shares of New Common Stock or fractional New Warrants will be made. Whenever any distribution of a fraction of a share of New Common Stock or a fraction of a New Warrant would otherwise be called for, the actual distribution shall reflect a rounding down of such fraction to the nearest whole share of New Common Stock or New Warrant.

(e) Unclaimed Distributions.

Any Distribution of Cash under the Plan to the holder of an Allowed Claim which remains unclaimed for a period of ninety (90) days after it has been delivered (or attempted to be delivered) in accordance with the Plan shall be transferred to and become property of the Reorganized Debtors notwithstanding state or other escheat or similar laws to the contrary, and any and all entitlement by the holder of such Claim to such Distribution shall be extinguished and forever barred. The failure by a holder of the Senior Creditor Claims to execute the Registration Rights Agreement within 180 days of the Effective Date shall result in the forfeiture of such holders allocation of New Common Stock. After such date, all forfeited New Common Stock shall revert to the Reorganized Debtors and the Senior Creditor Claim of such holder to such New Common Stock shall be discharged and forever barred.

(f) Saturdays, Sundays, or Legal Holidays.

If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

(g) Distributions to Holders of Allowed Claims as of the Distribution Record Date.

As of the close of business on the Distribution Record Date, the Claims register shall be closed, and there shall be no further changes in the record holders of any Claims. The Debtors and the Reorganized Debtors shall have no obligation to recognize any Claim filed or transfer of any Claims occurring after the Distribution Record Date. The Debtors and the Reorganized Debtors shall instead be entitled to recognize and deal for purposes under the Plan with only those record holders stated on the Claims register as of the close of business on the Distribution Record Date.

(h) Third Party Agreements; Subordination.

Distributions shall be subject to and modified by any Final Order directing distributions other than as provided in the Plan. The right of the Debtors to seek subordination of any Claim or Equity Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Equity Interest that becomes a subordinated Claim or subordinated Equity Interest at any time shall be modified to reflect such subordination. Unless the Confirmation Order provides otherwise, no Distributions shall be made on account of any subordinated Claim or subordinated Equity Interest.

C.	Objections to and Resolution of Claims.

1.	Objections to and Resolution of Administrative Claims and Claims.

The Reorganized Debtors shall have the exclusive right to make and to file objections to Administrative Claims (other than Fee Claims) and Claims subsequent to the Effective Date. Unless otherwise ordered by the Court, objections to Administrative Claims and Claims shall be filed and served upon the holders of the Administrative Claims or Claims as to which the objection is made as soon as practicable. Objections to Fee Claims shall be filed and served within seventy-five (75) days (or such longer period as may be allowed by order of the Court) after the Effective Date.

Objections to Administrative Claims and Claims may be litigated to judgment, settled or withdrawn, in the Reorganized Debtors’ sole discretion. The Reorganized Debtors may settle any such objections without Court approval.

D.	Estimation.

The Debtors or the Reorganized Debtors, as the case may be, may at any time request that the Court estimate, subject to 28 U.S.C. § 157, any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim. The Court will retain jurisdiction to estimate any Claim at any time, including during proceedings concerning any objection to such Claim. In the event that the Court estimates any Disputed Claim, such estimated amount may constitute either (a) the Allowed amount of such Claim, (b) the estimate to be used by the Debtors in calculating potential Distributions under the Plan, or (c) a maximum limitation on such Claim, as determined by the Court. In the case of Claims arising from personal injury tort or wrongful death actions, the Court may estimate such Claims for the purpose of confirming the Plan. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors may elect to object to ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

E.	Indenture Trustee Expenses and First Lien Agent Expenses.

In addition to any other Claim that may be filed by the 10.5% Indenture Trustee or the First Lien Agents pursuant to the provisions set forth herein, the 10.5% Indenture Trustee and the First Lien Agents shall have an Allowed Administrative Claim in an amount equal to the Indenture Trustee Expenses or the First Lien Agent Expenses. If the Debtors or the Reorganized Debtors dispute the reasonableness of the Indenture Trustee Expenses or the First Lien Agent Expenses, the Debtors, the Reorganized Debtors, or the 10.5% Indenture Trustee or the First Lien Agents, as applicable, may submit such dispute to the Court for a determination of the reasonableness of such fees or expenses and the disputed portion of the Indenture Trustee Expenses or the First Lien Agent Expenses shall not be paid until the dispute is resolved. The undisputed portion of the Indenture Trustee Expenses or the First Lien Agent Expenses shall be paid as provided herein. The 10.5% Indenture Trustee shall not be entitled to payment of or assertion of its Indenture Trustee Charging Lien for any disputed Indenture Trustee Expenses to the extent the Court determines that such Indenture Trustee Expenses are unreasonable under the terms of the 10.5% Notes Indenture. Nothing contained herein shall otherwise affect the right of the 10.5% Indenture Trustee from asserting its Indenture Trustee Charging Lien, to the extent applicable under the terms of the 10.5% Notes Indenture, provided, however, that upon the full and indefeasible payment of the Indenture Trustee Expenses, the Indenture Trustee Charging Lien shall be deemed released and discharged in full.

F.	Cancellation and Surrender of Existing Securities and Agreements.

On the Effective Date, except as otherwise specifically provided for in the Plan, after the Restructuring, the obligations under the 10.5% Notes Indenture and the First Lien Credit Agreement and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim, including Equity Interests , shall be deemed cancelled and the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligations of the Debtors shall be released and discharged, provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of allowing holders to receive distributions under the Plan as provided in the Plan; provided, however, that (a) the 10.5% Notes Indenture and the First Lien Credit Agreement shall continue to survive and be in full force and effect only for the purposes of (i) making distributions under the Plan, (ii) asserting any Indenture Trustee Charging Lien thereunder, (iii) permitting the 10.5% Indenture Trustee to appear in the Chapter 11 Cases, and (iv) any function necessary in connection with the forgoing clauses (a)(i)-(a)(iii) and (b) the First Lien Credit Agreement shall continue to survive and be in full force and effect only for purposes of (i) making distributions under the Plan; (ii) permitting the First Lien Agents to appear in the Chapter 11 Cases and (iii) any function necessary in connection with the foregoing clauses (b)(i) and (b)(ii); provided, however, that for the avoidance of doubt, the 10.5% Notes Indenture shall be deemed to be fully and completely terminated and discharged upon the making of all of the distributions set forth in clause (a)(i) and (b)(i) of this Article V.F, respectively.

G.	Nonconsensual Confirmation.

Classes 3 and 8 are Impaired and are entitled to vote to accept or reject the Plan. Class 9 is Impaired, is not entitled to vote to accept or reject the Plan, and is deemed to reject the Plan. As such, the Debtors will seek to have the Court confirm the Plan under section 1129(b) of the Bankruptcy Code with respect to Class 8 if it votes to reject the Plan and Class 9.

VI.

SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

The Plan is predicated upon, and it is a condition precedent to confirmation of the Plan, that the Court provide in the Substantive Consolidation Order for the substantive consolidation of the Chapter 11 Cases of the Debtors into a single Chapter 11 Case for purposes of the Plan and the Distributions hereunder. Pursuant to such Substantive Consolidation Order (i) all assets and liabilities of the Substantively Consolidated Debtors will be merged, (ii) the obligations of each Debtor will be deemed to be the obligations of the Substantively Consolidated Debtors, (iii) any Claims filed or to be filed in connection with any such obligations will be deemed Claims against the Substantively Consolidated Debtors, (iv) each Claim filed in the Chapter 11 Cases of any Debtor will be deemed filed against the Debtors in the consolidated Chapter 11 Cases in accordance with the substantive consolidation of the assets and liabilities of the Debtors, (v) all transfers, disbursements and distributions made by any Debtor under the Plan will be deemed to be made by the Substantively Consolidated Debtors, and (vi) all guarantees of the Debtors of the obligations of any other Debtors shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the Substantively Consolidated Debtors. Holders of Allowed Claims in each Class shall be entitled to their share of assets available for distribution to such Class without regard to which Debtor was originally liable for such Claim. Such substantive consolidation shall not (other than for purposes related to the Plan) affect (a) the legal and corporate structure of the Reorganized Debtors (b) Intercompany Claims or (c) other pre- and post-Petition Date guarantees that are required to be maintained (i) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been, or will hereunder be, assumed, (ii) pursuant to the express terms of the Plan, or (iii) in connection with the Exit Facility. The proposed substantive consolidation shall not affect each Debtor’s obligation to file the necessary operating reports and pay any required fees pursuant to 28 U.S.C. § 1930(a)(6) and such obligations shall continue until an order is entered closing, dismissing or converting such Debtor’s Chapter 11 Case.

Unless the Court has approved the substantive consolidation of the Estates by a prior order, the Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors’ estates. If no objection to substantive consolidation is timely filed and served, then the proposed substantive consolidation of the Substantively Consolidated Debtors may be approved by the Court. If any such objection is timely filed and served, a hearing with respect to the substantive consolidation of the Estates and the objections thereto shall be scheduled by the Court, which hearing may coincide with the Confirmation Hearing.

In the event the Court determines not to approve the substantive consolidation of the Substantively Consolidated Debtors, the Plan shall constitute a separate chapter 11 plan of reorganization for each Debtor, each of which shall include the classifications set forth herein. For the avoidance of doubt, to the extent a Class contains Allowed Claims or Equity Interests with respect to a particular Debtor, such Class is designated with respect to such Debtor. To the extent there are no Allowed Claims or Equity Interests with respect to a particular Debtor, such Class is deemed to be omitted with respect to such Debtor.

VII.

PROVISIONS REGARDING IMPLEMENTATION OF PLAN

A.	Exit Facility.

The Debtors shall have closed on the Exit Facility on or prior to the Effective Date, to be entered into by the Reorganized Debtors, the administrative agent and the lenders party thereto with the consent of the Requisite Participating Lenders, and all ancillary agreements, substantially in the form included in the Plan Supplement, which must be acceptable to the Requisite Participating Lenders. On the Effective Date, the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Facility without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any person.

The amounts borrowed under the Exit Facility shall be used to make the required Distributions under the Plan, to satisfy certain plan-related expenses and to fund the Reorganized Debtors’ working capital needs.

B.	The Restructuring.

To implement the Plan, on the Effective Date, the Debtors will undergo a restructuring (the “Restructuring”), that will include the following steps:

Step (1): HMH Holdings will contribute the New Common Stock (through intermediate subsidiaries) to HMH Publishers Inc. (on its own behalf and on behalf of HMH Publishers LLC) and to HMH, so that HMH Publishers Inc. and HMH own the New Common Stock of HMH Holdings. HMH Publishers Inc. (on its own behalf and on behalf of Reorganized HMH Publishers LLC) and HMH will receive New Common Stock in proportion to the benefit each derived from the proceeds of the indebtedness under the First Lien Credit Agreement and the 10.5% Notes) (the “Co-Borrower Percentages”). The Debtors will contribute or distribute (through intermediate subsidiaries or parent entities), as necessary, an aggregate amount of $30.3 million of Cash to HMH and HMH Publishers Inc. (on its own behalf and on behalf of Reorganized HMH Publishers LLC) so that each holds Cash (in proportion to the Co-Borrower Percentages) necessary to engage in the exchanges described in Step 2.

Step (2):

(A) The Senior Creditor Claims will be transferred to HMH Publishers Inc. (on its own behalf and on behalf of Reorganized HMH Publishers LLC) and to HMH in accordance with the Co-Borrower Percentages and the Senior Creditor Claims will be cancelled.

(B) In exchange for their Senior Creditor Claims, Senior Creditors will receive from each of HMH Publishers Inc. and HMH, a pro rata share of the New Common Stock that HMH Publishers Inc. and HMH held after Step (1) of the Restructuring and a pro rata share of $30.3 million in Cash. HMH Publishers Inc. and HMH shall hold no New Common Stock after this Step (2).

Step (3): The Existing Common Stock will be cancelled, either (x) in exchange for the New Warrants if Class 8 votes to approve the Plan, or (z) for no consideration if Class 8 votes to reject the Plan. All Other Holdings Equity Interests will be cancelled.

For U.S. federal income tax purposes, and for state, local, and non-U.S. tax purposes, to the extent applicable, (x) the Senior Creditors and the Debtors shall report the transactions described in Step 1 and Step 2 (taken together) as a taxable exchange of the Senior Creditor Claims for New Common Stock and Cash and (y) the Existing Common Stockholders and the Debtors shall report the transactions described in Step (3), to the extent the Existing Common Stockholders receive New Warrants, as a taxable exchange of their Existing Common Stock for New Warrants.

C.	Sources of Cash for Plan Distribution and Transfers of Funds Among Debtors

All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant to the Plan shall be obtained from the Exit Facility or other Cash from the Debtors, including Cash from business operations. Further, the Debtors, the Foreign Affiliates and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth in the Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

D.	The Initial Board of Directors.

Immediately following the Effective Date, the board of directors of Reorganized HMH Holdings (“Reorganized HMH Holdings Board of Directors”) shall be comprised of nine (9) members, one (1) of whom shall be the chief executive officer and eight (8) of whom, including the chairperson, shall be initially chosen by the Informal Creditor Group with the participation and input of the chief executive officer, provided, that, Paulson & Co. Inc. (“Paulson”) shall have the right to designate two (2) initial directors, one of whom will be “independent” and selected from the pool of candidates identified with the assistance of a consultant. All initial members of the Reorganized HMH Holdings Board of Directors (other than the two (2) nominated by Paulson, one of whom shall be chosen from the pool of independent director candidates), whether designated prior to or after the Effective Date, will be designated for an initial term of one (1) year by the consensus of the Informal Creditor Group from a pool of director candidates that has been generated by the Informal Creditor Group with the participation and input of the chief executive officer and an outside consulting firm selected by the Informal Creditor Group. The pool of director candidates may include existing directors as well as new director candidates. Thereafter, all members of the Reorganized HMH Holdings Board of Directors (until an IPO, other than those directors nominated pursuant to a Nomination Agreement) will be designated by the nominating committee of the Reorganized HMH Holdings Board of Directors or the holders of a majority of outstanding shares of New Common Stock. After the Effective Date, in any uncontested election for directors, a director must receive the approval of a majority of the shares of New Common Stock voted at the meeting.

A majority of the Reorganized HMH Holdings Board of Directors, including the Chairperson, will be “independent” under NYSE standards. The Reorganized HMH Holdings Board of Directors will have an audit committee, a compensation committee, a nominating committee and an ethics and governance committee.

The identities, affiliations and the nature of compensation of the directors shall be disclosed in the Plan Supplement. The directors of each Debtor on the day immediately preceding the Effective Date that are not otherwise appointed as members of the initial board of directors or the equivalent governing body for the corresponding Reorganized Debtor shall be deemed to have resigned from the board of directors of such Debtor as of the Effective Date. To the extent there are open seats on the Reorganized HMH Holdings Board of Directors on the Effective Date, the nominating committee, which shall consist of the members of the Informal Creditor Group, shall be empowered to appoint new members of the Reorganized HMH Holdings Board of Directors and the board of directors for the other Reorganized Debtors to fill the empty seats on and after the Effective Date.

E.	Securities to Be Issued Pursuant to the Plan.

The New Common Stock offered in the Plan shall be the common stock in Reorganized HMH Holdings. The issuance of the New Common Stock, the New Warrants, the Management Options or other equity awards reserved for the Management Incentive Plan, and the New Common Stock issuable upon exercise of the New Warrants is authorized without the need for any further corporate action or without any further action by a holder of a Claim. Computershare Limited will be the transfer agent, registrar and redemption agent for the New Common Stock. Reorganized HMH Holdings shall authorize and issue or reserve for issuance such number of shares of New Common Stock as may be necessary to be issued upon exercise of the New Warrants or to effectuate the Management Incentive Plan. All of the shares of New Common Stock and New Warrants issued pursuant to the Plan shall be duly authorized, validly issued and fully paid and non-assessable.

F.	Management of Reorganized Debtors.

Upon the Effective Date, the officers of the Reorganized Debtors shall be substantially the same as the officers of the Debtors on the Petition Date. The Reorganized Debtors’ officers shall serve in accordance with any employment agreement with the Reorganized Debtors and applicable nonbankruptcy law. The Debtors will disclose the identities of senior management and any related employment agreements in the Plan Supplement.

G.	Reorganized HMH Holdings Certificate of Incorporation, Reorganized HMH Holdings Bylaws and Other Amended and Restated Governing Documents.

The adoption of the Amended and Restated Governing Documents shall be deemed to have occurred and be effective as of the Effective Date without any further action by the directors, stockholders, partners or members (as the case may be) of the Debtors or Reorganized Debtors. The Amended and Restated Governing Documents will, among other things, contain appropriate provisions prohibiting the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. On or prior to the Effective Date, the Debtors will, if required by applicable state law, file with the Secretary of State of the appropriate jurisdiction the Amended and Restated Governing Documents.

H.	Registration Rights Agreeement

Upon the Effective Date, the Registration Rights Agreement shall be deemed to become valid, binding and enforceable in accordance with its terms, and each holder of New Common Stock shall be bound thereby, in each case, without need for execution by any party thereto other than Reorganized HMH Holdings, provided, however, that each holder of a Senior Creditor Claim must register its New Common Stock with Reorganized HMH Holdings and execute a signature page to and be bound by the Registration Rights Agreement as a condition precedent to receiving its allocation of New Common Stock. The Registration Rights Agreement shall contain provisions relating to the listing of the New Common Stock on a national securities exchange, the registration of securities held by certain stockholders with the SEC, access to information regarding the Reorganized Debtors and preemptive rights to purchase securities.

I.	Reorganized Debtors’ Management Incentive Plan.

On the Effective Date of the Plan, the Management Incentive Plan will be implemented and will be comprised of the Management Options which are to be options to acquire up to ten (10) percent of the total number of fully diluted shares of New Common Stock to be outstanding after the Restructuring. The terms of the Management Incentive Plan and the Management Options, each of which shall be acceptable to the Debtors and the Requisite Participating Lenders, will be set forth in the Plan Supplement.

J.	Informal Creditor Group Professionals Fees.

On the Effective Date, the Reorganized Debtors shall pay the reasonable fees and expenses of the Informal Creditor Group Professionals, whether incurred prior to or after the Petition Date, in full in Cash without the need for application to, or approval of, the Court.

K.	Corporate Action.

Each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate related actions to be taken by or required of the Reorganized Debtors shall, as of the Effective Date, have occurred and be effective as provided in the Plan (except to the extent otherwise indicated), and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by holders of Claims or Equity Interests, directors of the Debtors, or any other entity.

L.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file,

or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

M.	Exemption from Certain Taxes and Fees.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; or (d) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

N.	Powers of Officers.

The officers of the Debtors or the Reorganized Debtors, as the case may be, shall have the power to enter into and to execute any Plan Supplement Document to which the Debtors, or the Reorganized Debtors are to be a party and to take such other or further action as they deem reasonable and appropriate to effectuate the terms of the Plan.

VIII.

EFFECT OF CONFIRMATION OF THE PLAN

A.	Continued Corporate Existence.

The Debtors, as Reorganized Debtors, shall continue to exist after the Effective Date with all of the powers of a corporation, partnership or limited liability company, as the case may be, under the laws of the State of Delaware or their state of incorporation or formation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law, except as such rights may be limited and conditioned by the Plan and the documents and instruments executed and delivered in connection therewith. In addition, the Reorganized Debtors may operate their businesses free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules or by the Court, subject only to the terms and conditions of the Plan, the Confirmation Order, and the documents and instruments executed and delivered in connection with the Plan, including without limitation, the documents and instruments included in the Plan Supplement. Notwithstanding the foregoing, on or as of the Effective Date or as soon as practicable thereafter and without need for any further action, the Reorganized Debtors (with the consent of the Requisite Participating Lenders) may (a) cause any or all of the Reorganized Debtors or Foreign Affiliates to be merged into one or more of the Reorganized Debtors or Foreign Affiliates, dissolved or otherwise consolidated; (b) cause the transfer of assets between or among the Reorganized Debtors or Foreign Affiliates; or (c) engage in any other transaction in furtherance of the Plan.

B.	Releases of Guarantees and Collateral.

Upon the Effective Date, the First Lien Agents and the 10.5% Indenture Trustee shall release any and all collateral and guarantees with respect to the First Lien Credit Agreement and the 10.5% Notes.

C.	Dissolution of Creditors’ Committee.

The Creditors’ Committee (if one is appointed) shall continue in existence until the Effective Date and shall continue to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code and shall perform such other duties as it may have been assigned by the Court prior to the Effective Date. On the Effective Date, the Creditors’ Committee shall be dissolved and its members shall be deemed released of all of their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan and its implementation, and the retention or employment of the Creditors’ Committee’s attorneys, financial advisors, and other agents, if any, shall terminate except that the Creditors’ Committee shall continue to have standing and a right to be heard with respect to (i) all Fee Claims, (ii) any appeals of the Confirmation Order, (iii) any adversary proceedings pending as of the Effective Date to which it may be a party and (iv) post-Effective Date modifications to the Plan.

D.	Vesting of Property.

Except as otherwise expressly provided in the Plan, on the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall be vested with all of the property of the Debtors’ estates free and clear of all Claims, Liens, encumbrances, charges and other interests of creditors and equity security holders.

E.	Discharge of the Debtors.

Except as otherwise provided in the Plan, the rights afforded in the Plan, and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims or Equity Interests of any kind or nature whatsoever, whether known or unknown, including any interest accrued or expenses incurred thereon, against or in the Debtors, the Reorganized Debtors or any of their respective assets or properties, arising prior to the Effective Date. Except as otherwise expressly specified in the Plan, the Confirmation Order shall act as of the Effective Date as a discharge of all debts of, Claims against, Liens on, and Equity Interests in the Debtors, their respective assets and properties, arising at any time before the Effective Date, regardless of whether a proof of Claim or Equity Interest with respect thereto was filed, whether the Claim or Equity Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a Distribution hereunder. Except as otherwise expressly specified in the Plan, after the Effective Date, any holder of such discharged Claim or Equity Interest shall be precluded from asserting any other or further Claim against, or Equity Interest in, the Debtors, the Reorganized Debtors, or any of their respective assets or properties, based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the Effective Date. Notwithstanding any provision in the Plan to the contrary, the distribution on account, and discharge of Allowed 10.5% Notes Claims will not be dependent on the surrender or cancellation of the 10.5% Notes. The 10.5% Indenture Trustee will send such notices and take such other actions as are reasonably requested by the Debtors to effect the cancellation of the 10.5% Notes held by Cede & Co.

F.	Injunction.

Except as otherwise expressly provided in the Plan, the Confirmation Order, the Plan Supplement Documents, or a separate order of the Bankruptcy Court, all Persons who have held, hold, or may hold Claims against, or Equity Interests in, the Debtors that arose before or were held as of the Effective Date, shall be permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors or the Reorganized Debtors with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors or the Reorganized Debtors on account of any such Claim or Equity Interest, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or the Reorganized Debtors or against the property or interests in property of the Debtors or the Reorganized Debtors on account of any such Claim or Equity Interest and (d) asserting any right of setoff or subrogation of any kind against any obligation due from the Debtors or the Reorganized Debtors or against the property or interests in property of the Debtors or the Reorganized Debtors on account of any such Claim or Equity Interest. Such injunction shall extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

G.	Preservation of Causes of Action.

The Reorganized Debtors shall retain all rights and all Causes of Action accruing to them and their estates, including but not limited to, those arising under sections 505, 544, 547,

548, 549, 550, 551, 553 and 1123(b)(3)(B) of the Bankruptcy Code, including all tax setoff and refund rights arising under section 505, other than as expressly provided below. Except as expressly provided in the Plan or the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any such rights or Causes of Action. Nothing contained in the Plan or the Confirmation Order shall be deemed a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense that the Debtors have that is not specifically waived or relinquished by the Plan. The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such Claims, Causes of Action, rights of setoff and other legal or equitable defenses that the Debtors have as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim that are not specifically waived or relinquished by the Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

H.	Votes Solicited in Good Faith.

The Debtors have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors (and each of their respective affiliates, agents, directors, officers, members, employees, advisors and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in connection with the Distributions contemplated hereunder and therefore have not been, and on account thereof will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the Distributions contemplated hereunder.

I.	Mutual Releases.

On the Effective Date, (a) the Debtors and any non-Debtor guarantors under the First Lien Credit Agreement and the 10.5% Notes Indenture, (b) the Senior Creditors in their capacity as a First Lien Bank Lender and/or a Bondholder, as applicable, (c) the members of the Creditors’ Committee (if any), (d) the DIP Lenders and DIP Agents, (e) the First Lien Agents, (f) the 10.5% Indenture Trustee, (g) the Existing Equity Holders and (h) each of the respective current and former direct and indirect equity holders, members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives (including their respective equity holders, members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives) and other professionals of the parties listed in clauses (a) through (g), including the Informal Creditor Group Professionals, in each case, in their respective capacities as such, (collectively clauses (a) through (g) being the “Released Parties,” and each a “Released Party”) shall be deemed to and hereby unconditionally release and irrevocably discharge each other from any and all claims, obligations, suits, judgments, damages, rights, Causes of

Action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction or occurrence from the beginning of time through the Effective Date except that (i) no Released Party shall be released from any act or omission that constitutes gross negligence, fraud or willful misconduct, (ii) the foregoing release shall not apply to (a) any obligations under existing contracts and other agreements between any of the Released Parties that are not being terminated, extinguished or cancelled pursuant to, in connection with, or contemplated by, the Plan and (b) any obligations arising under any contract or agreement entered into between any of the Released Parties pursuant to, in connection with, or contemplated by, the Plan.

J.	Releases by Non-Debtors.

On and as of the Effective Date, all Persons who directly or indirectly have held, hold or may hold Claims or Equity Interests and do not, on their Ballots, opt out of providing the releases contemplated by this section, shall be deemed, by virtue of their treatment contemplated under the Plan, to have forever released and covenanted with the Reorganized Debtors and the other Released Parties not to (y) sue or otherwise seek recovery from any of the Reorganized Debtors or any other Released Party on account of any Claims or Equity Interests, including but not limited to any claim based upon tort, breach of contract, violations of federal, state or foreign securities laws or otherwise, based upon any act, occurrence, or failure to act from the beginning of time through the Effective Date in any way relating to the Debtors or their businesses and affairs or (z) assert against any of the Reorganized Debtors or any other Released Party any claim, obligation, right, Cause of Action or liability that any holder of Claims or Equity Interests may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the Restructuring Support Agreement, the Chapter 11 Cases, or the Plan; provided, however, that (i) none of the Released Parties shall be released from any act or omission that constitutes gross negligence, fraud or willful misconduct, (ii) the foregoing release shall not apply to (a) any obligations under existing contracts and other agreements between any of the Released Parties that are not being terminated, extinguished or cancelled pursuant to, in connection with, or contemplated by, the Plan and (b) any obligations arising under any contract or agreement entered into between any of the Released Parties pursuant to, in connection with, or contemplated by, the Plan, and (iii) the foregoing release shall not be construed to prohibit a party in interest from seeking to enforce the terms of the Plan or any contract or agreement entered into pursuant to, in connection with, or contemplated by, the Plan. Notwithstanding anything to the contrary in the Plan, the releases of the Released Parties shall extend only to claims arising against such Released Parties in their capacities as parties in interest in the Chapter 11 Cases. Notwithstanding anything to the contrary in the Plan, to the extent a holder of a Claim or Equity Interest elects on its Ballot not to grant the releases of the Released Parties, such holder of a Claim or Equity Interest will not be deemed to be a Released Party to the extent it would have otherwise qualified as such.

K.	Exculpation.

1.	Exculpation and Limitation of Liability.

The Debtors, the Reorganized Debtors and the other Released Parties (i) shall have no liability whatsoever to any holder or purported holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the Plan, the Disclosure Statement, the Restructuring Support Agreement, the negotiation of the Plan and the Restructuring Support Agreement, the negotiation of the Plan Supplement Documents, the Exit Facility, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of the Plan, the Chapter 11 Cases, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, or any transaction contemplated by the Plan, the Restructuring Support Agreement or Disclosure Statement or in furtherance thereof except for any act or omission that constitutes fraud, willful misconduct or gross negligence as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under or in connection with the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.

2.	Limitation of Governmental Releases.

Notwithstanding Articles VIII.J and VIII.K.1 of the Plan, the Plan shall not release, discharge, or exculpate any non-Debtor party from any debt owed to the United States Government ( the “Government”) and/or its agencies, including the Pension Benefit Guaranty Corporation (the “PBGC”), or from any liability arising under the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the environmental laws, securities laws or criminal laws of the United States. In addition, notwithstanding Articles VIII.J and VIII.K.1 of the Plan, the Plan shall not enjoin or prevent the Government from collecting any such liability from any such non-Debtor party under the provisions of applicable law.

L.	Term of Bankruptcy Injunction or Stays.

All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

M.	Preservation of Insurance.

1.	Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims

Distributions under the Plan to each holder of an Allowed Claim that is an Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Claim is classified, but solely to the extent that such Allowed Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing in Article VIII.M.1 of the Plan shall constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any Person may hold against any other Person, including the Debtors’ insurance carriers.

2.	Reinstatement and Continuation of Insurance Policies

Unless otherwise assumed during the pendency of the Chapter 11 Cases, from and after the Effective Date, each of the Debtors’ insurance policies in existence on and as of the Effective Date shall be reinstated and continued in accordance with its terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code.

The Debtors’ discharge and release from all Claims and Equity Interests, under the Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors, the Reorganized Debtors (including, without limitation, its officers and directors) or any other person or entity. Notwithstanding any other provision of the Plan or the Confirmation Order, nothing in the Plan shall (i) impair (w) the right of any insurer to defend against any claim asserted against such insurer, (x) an insurer’s status as a secured creditor to the extent applicable under the terms of the Plan, including the right to recover from any Collateral (in accordance with the applicable insurance policy), (y) an insurer’s right to draw on third-party letters of credit (in accordance with the terms of the applicable insurance policy and letter of credit) or (z) any insurer’s right of setoff pursuant to section 553 of the Bankruptcy Code to the extent applicable and/or (ii) affect an insurer’s right to seek arbitration of disputes between the Debtors and such insurer to the extent provided for under the terms of the applicable insurance agreement.

N.	Officers’ and Directors’ Indemnification Rights and Insurance.

Notwithstanding any other provisions of the Plan, the obligations of the Debtors to indemnify their directors, officers, managers and employees against any obligations, liabilities, costs or expenses pursuant to the articles of incorporation, bylaws, partnership agreements or limited liability company operating agreements of the Debtors, as the case may be, applicable state law, specific agreement, or any combination of the foregoing, shall survive the Effective Date in all respects.

IX.

RETENTION OF JURISDICTION

The Court shall have exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, section 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (1) to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases pending on the Confirmation Date, and the allowance of Claims resulting therefrom; (2) to determine any other applications, adversary proceedings, and contested matters pending on the Effective Date; (3) to ensure that Distributions to holders of Allowed Claims and Equity Interests are accomplished as provided herein; (4) to resolve disputes as to the ownership of any Claim or Equity Interest; (5) to hear and determine timely objections to Claims and Equity Interests; (6) to hear and determine any disputes arising as to the reasonableness of the Indenture Trustee Expenses or First Lien Agent Expenses; (7) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; (8) to issue orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code; (9) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order; (10) to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code; (11) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan; (12) to hear and determine any issue for which the Plan requires a Final Order of the Court; (13) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code; (14) to hear and determine any Causes of Action preserved under the Plan under sections 544, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code; (15) to hear and determine any matter regarding the existence, nature and scope of the Debtors’ discharge; (16) to hear and determine any matter regarding the existence, nature, and scope of the releases and exculpation provided in Article VIII of the Plan; and (17) to enter a final decree closing the Chapter 11 Cases.

X.

MISCELLANEOUS PROVISIONS

A.	Payment of Statutory Fees.

All fees payable on or before the Effective Date pursuant to section 1930 of title 28 of the United States Code shall be paid by the Debtors on or before the Effective Date and all such fees payable after the Effective Date shall be paid by the applicable Reorganized Debtor as and when such fees become due.

B.	Modification of the Plan.

1.	Pre-Confirmation Modifications.

The Debtors, with the written consent of the Requisite Participating Lenders, may amend, modify or supplement the Plan before the Confirmation Date as provided for in section 1127 of the Bankruptcy Code; provided, however, that with respect to modifications to the treatment of Senior Creditors, the prior written consent of each member of the Informal Creditor Group shall be required.

2.	Post-Confirmation Immaterial Modifications.

After the Confirmation Date, the Debtors may, with the written consent of the Requisite Participating Lenders, and with the approval of the Court and without notice to all holders of Claims or Equity Interests, insofar as it does not materially and adversely affect the holders of Claims or Equity Interests, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite consummation of the Plan; provided, however, that with respect to modifications to the treatment of Senior Creditors, the prior written consent of each member of the Informal Creditor Group shall be required.

3.	Post-Confirmation Material Modifications.

After the Confirmation Date, the Debtors may, with the written consent of the Requisite Participating Lenders, alter, amend or modify the Plan in a manner which, as determined by the Court, materially and adversely affects holders of Claims or Equity Interests; provided that such alteration, amendment or modification is made after a hearing as provided in section 1127 of the Bankruptcy Code; provided, further that, with respect to modifications to the treatment of Senior Creditors, the prior written consent of each member of the Informal Creditor Group shall be required.

C.	Governing Law.

Unless a rule of law or procedure is supplied by Federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of New York (without reference to the conflicts of law provisions thereof) shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, unless otherwise specified.

D.	Filing or Execution of Additional Documents.

On or before the Effective Date, the Debtors shall file with the Court or execute, as appropriate, such agreements and other documents, in each case, in form and substance acceptable to the Requisite Participating Lenders, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

E.	Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection herewith and Distributions hereunder, the Debtors and the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all Distributions hereunder shall be subject to any such withholding and reporting requirements.

F.	Allocation Between Principal and Accrued Interest.

For tax purposes, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claim (to the extent thereof) and, thereafter, to interest, if any, accrued through the Effective Date.

G.	Waiver of Bankruptcy Rule 3020(e) and Federal Rule of Civil Procedure 62(a).

The Debtors may, with the consent of the Requisite Participating Lenders, request that the Confirmation Order include (a) a finding that Bankruptcy Rule 3020(e) and Fed. R. Civ. P. 62(a) shall not apply to the Confirmation Order and (b) authorization for the Debtors to consummate the Plan immediately after entry of the Confirmation Order.

H.	Exhibits/Schedules.

All exhibits and schedules to the Plan and the Plan Supplement are incorporated into and constitute a part of the Plan as if fully set forth herein.

I.	Notices.

All notices, requests, and demands hereunder to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

To the Debtors: Houghton Mifflin Harcourt Publishing Company, 222 Berkeley Street, Boston, Massachusetts 02116, attention: Mr. Bill Bayers, with a copy to (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, attention: Alan W. Kornberg and Jeffrey D. Saferstein, Tel.: (212) 373-3000, Fax: (212) 757-3990.

To the Informal Creditor Group: In care of (i) Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036, Attn: Ira Dizengoff and Philip Dublin, Tel: (212) 872-8012, Fax: (212) 872-1002.

To the Creditors’ Committee (if any): In care of counsel to the Committee.

J.	Plan Supplement.

Forms of the documents relating to the Registration Rights Agreement, the New Warrant Agreement, the Reorganized HMH Holdings Certificate of Incorporation, the Reorganized HMH Holdings Bylaws, the identities, terms and nature of the compensation of the Reorganized Debtors’ senior officers and directors, the other Amended and Restated Governing Documents, documents relating to the Management Incentive Plan and such other documents and information as the Debtors, with the consent of the Requisite Participating Lenders, determine to be necessary or appropriate to the implementation and/or confirmation of the Plan shall be contained in the Plan Supplement, which will be filed with the Clerk of the Court no later than ten (10) days prior to the Confirmation Hearing; provided, however, that the Debtors, with the consent of the Requisite Participating Lenders, may alter, amend or modify any of the Plan Supplement Documents through and including the Effective Date in a manner consistent with the Plan.

The Plan Supplement may be inspected in the office of the Clerk of the Court during normal Court hours and shall be available online at the Voting Agent’s website at HMH’s dedicated web page: kccllc.net/hmhco. Holders of Claims or Equity Interests may also obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Article X.I. of the Plan.

K.	Conflicts.

The terms of the Plan shall govern in the event of any inconsistency between the Plan and the summary of the Plan set forth in the Disclosure Statement. The terms of the Confirmation Order shall govern in the event of any inconsistency between the Confirmation Order and the Plan or the summary of the Plan set forth in the Disclosure Statement.

L.	Setoff by the United States.

The valid setoff rights, if any, of the United States of America will be unaffected by the Plan or confirmation hereof.

XI.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, the Debtors shall be deemed to have assumed each executory contract and unexpired lease to which they are party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its terms, (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date, or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, if any, filed by the Debtors as part of the Plan Supplement. The Confirmation Order shall constitute an order of the Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date. For the avoidance of doubt, as described herein, the forgoing does not apply to (x) benefit plans, which are specifically dealt with in Article XII of the Plan, or (y) insurance policies, which are specifically dealt with in Article VIII.M of the Plan.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements have been rejected pursuant to an order of the Court.

B.	Cure.

Any monetary amounts by which any executory contract or unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Reorganized Debtors upon assumption thereof or as soon as practicable thereafter. If there is a dispute regarding (i) the nature or amount of any cure, (ii) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, any cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as applicable.

C.	Rejection Damage Claims.

All Claims for damages arising from the rejection of executory contracts or unexpired leases must be served upon the Debtors and their counsel within thirty (30) days after the date of entry of an order of the Court approving such rejection. Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their respective estates and the Reorganized Debtors and their respective property. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as Class 5 –General Unsecured Claims.

XII.

BENEFIT PLANS

As, and subject to the occurrence, of the Effective Date, all employee compensation and benefit plans, policies and programs of the Debtors applicable generally to their employees, including agreements and programs subject to section 1114 of the Bankruptcy Code, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans and workers’ compensation programs, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan, and the Debtors’ obligations under such agreements and programs shall survive the Effective Date of the Plan, without prejudice to the Reorganized Debtors’ rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate section 1114 of the Bankruptcy Code) and (ii) such executory contracts or plans that have previously been terminated or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts or programs.

The Debtors and the Reorganized Debtors, as the case may be, will continue to be the contributing sponsors of all pension plans which are defined as benefit pension plans by the PBGC under Title IV of ERISA. The Confirmation Order shall provide that (i) such pension plans are subject to minimum funding requirements of ERISA and section 412 of the Internal Revenue Code, (ii) no provision of the Plan, the Confirmation Order, or section 1141 of the Bankruptcy Code, shall, or shall be construed to, discharge, release or relieve the Debtors or any other party, in any capacity, from any liability with respect to such pension plans under ERISA or under Internal Revenue Code section 412 and (iii) neither the PBGC nor such pension plans shall be enjoined from enforcing such liability as a result of the Plan’s provisions for satisfaction, release and discharge of Claims.

XIII.

CONFIRMATION AND EFFECTIVENESS OF THE PLAN

A.	Conditions Precedent to Confirmation.

The Plan shall not be confirmed by the Court unless and until the following conditions have been satisfied in full or waived pursuant to Article XIII.C. of the Plan:

1.	The Plan shall be in form and substance acceptable to the Debtors and the Requisite Participating Lenders and, with respect to the treatment of Senior Creditors, each of the members of the Informal Creditor Group;

2.	The Debtors shall have submitted to the Court a proposed Confirmation Order, in form and substance acceptable to the Debtors and the Requisite Participating Lenders;

3.	The Interim DIP Order shall have been entered in form and substance acceptable to the Debtors and the Requisite Participating Lenders, and the Debtors shall have indefeasibly paid the Adequate Protection Payments to the Senior Creditors; and

4.	All documents to be executed, delivered or filed pursuant to the Plan, including all Plan Supplement Documents, shall be in form and substance acceptable to the Debtors and the Requisite Participating Lenders.

B.	Conditions Precedent to Effectiveness.

The Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived pursuant to Article XIII.C. of the Plan:

1.	The Plan shall be in form and substance acceptable to the Debtors and the Requisite Participating Lenders and, with respect to the treatment of Senior Creditors, each of the members of the Informal Creditor Group;

2.	The Confirmation Order shall have been entered in form and substance acceptable to the Debtors and the Requisite Participating Lenders, and no stay or injunction shall be in effect precluding the consummation of the transactions contemplated by the Plan;

3.	The Exit Facility, which shall be in form and substance acceptable to the Debtors and the Requisite Participating Lenders, shall have been entered into by the Reorganized Debtors and the other parties thereto and all conditions to the initial borrowings under the Exit Facility shall have been satisfied in accordance with the terms thereof (but for the occurrence of the Effective Date);

4.	All undisputed statutory fees then due and payable to the United States Trustee shall have been paid in full;

5.	All documents to be executed, delivered or filed pursuant to the Plan, including all Plan Supplement Documents, shall be in form and substance acceptable to the Debtors and the Requisite Participating Lenders and such documents shall be executed, delivered or filed, as the case may be; and

6.	All actions, authorizations, filings, consents and regulatory approvals required (if any) shall have been obtained, effected or executed in a manner acceptable to the Debtors and the Requisite Participating Lenders and shall remain in full force and effect.

C.	Waiver of Conditions.

The Debtors may waive any or all of the conditions set forth in Article XIII.A. or XIII.B. (other than XIII.B.2.) of the Plan at any time, with the prior written consent of the Requisite Participating Lenders without leave or order of the Court and without any formal action; provided, however, that the prior written consent of each member of the Informal Creditor Group shall be required to waive the Plan treatment conditions in Articles XIII.A.1 and XIII.B.1.

D.	Effect of Failure of Conditions.

In the event that the Effective Date does not occur on or prior to thirty (30) days after the Confirmation Order is entered by the Court or such later date as may be agreed to by the Debtors and the Requisite Participating Lenders upon notification submitted by the Debtors to the Court: (a) the Confirmation Order shall be vacated, (b) no Distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

E.	Denial of Confirmation/Vacatur of Confirmation Order.

If a Final Order denying confirmation of the Plan is entered, or if the Confirmation Order is vacated, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtors; (c) prejudice in any manner any right, remedy or claim of the Debtors; or (d) be deemed an admission against interest by the Debtors.

F.	Revocation, Withdrawal, or Non-Consummation.

1.	Right to Revoke or Withdraw.

The Debtors reserve the right to revoke or withdraw the Plan in accordance with their fiduciary duties or otherwise with the consent of the Requisite Participating Lenders at any time prior to the Effective Date.

2.	Effect of Withdrawal, Revocation, or Non-Consummation.

If the Debtors revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), the assumption or rejection of executory contracts, unexpired leases, insurance policies or benefit plans effected by the Plan, any release, exculpation or indemnification provided for in the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against or Equity Interests in the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors or any other Person.

Dated: May 11, 2012

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

HOUGHTON MIFFLIN HARCOURT PUBLISHERS INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

HMH PUBLISHERS, LLC

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

HOUGHTON MIFFLIN HOLDING COMPANY, INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

HOUGHTON MIFFLIN, LLC

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

HOUGHTON MIFFLIN FINANCE, INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

HOUGHTON MIFFLIN HOLDINGS, INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

HM PUBLISHING CORP.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

RIVERDEEP INC., A LIMITED LIABILITY COMPANY

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

BRODERBUND LLC

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

RVDP, INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

HRW DISTRIBUTORS, INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

GREENWOOD PUBLISHING GROUP, INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

CLASSROOM CONNECT, INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

ACHIEVE! DATA SOLUTIONS, LLC

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

STECK-VAUGHN PUBLISHING LLC

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

HMH SUPPLEMENTAL PUBLISHERS INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

HMH HOLDINGS (DELAWARE), INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

SENTRY REALTY CORPORATION

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

HOUGHTON MIFFLIN COMPANY INTERNATIONAL, INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

THE RIVERSIDE PUBLISHING COMPANY

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

CLASSWELL LEARNING GROUP INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

COGNITIVE CONCEPTS, INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

EDUSOFT

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel

ADVANCED LEARNING CENTERS, INC.

By:	/s/ William F. Bayers
Name:	William F. Bayers
Title:	Executive Vice President and General Counsel